SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):         November 12, 2002

CERTEGY INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia	001-16427	58-2606325
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

11720 Amber Park Drive Alpharetta, Georgia	30004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (678) 867-8000

Not Applicable

(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure

On November 5, 2002, the Company signed a Memorandum of Understanding (“MOU”) outlining the general terms of a settlement with the plaintiffs of a class action lawsuit pending against the Company in the U.S. District Court for the Eastern District of California (the “Court”).  This lawsuit is based on a claim that, during the period August 1992 through December 31, 1996, the Company improperly assessed a service charge on unpaid checks, which allegedly violated provisions of the Federal Fair Debt Collection Practices Act and California’s Unfair Business Practices Act.  On January 1, 1997, the California lawmakers enacted legislation permitting a service charge in the amount of $25, which is $5 more than the Company collected from August 1992 through December 31, 1996.  The plaintiffs were seeking, among other remedies, a refund of all service charges collected from California consumers during this period, prejudgment interest, statutory damages under the Fair Debt Collection Practices Act, and attorneys’ fees, which amounts in the aggregate could have exceeded $15 million if the plaintiffs prevailed in the case.  The Company has been vigorously defending this action; however, litigation is inherently uncertain and the Company may not have ultimately prevailed.  The MOU, which if approved by the Court, resolves this lawsuit on terms satisfactory to the Company; whereby the Company has agreed to pay $3.975 million, net of reimbursement under a Letter of Agreement with its insurance carriers, to the plaintiffs in exchange for a full and final release of all claims asserted.

FASB Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" and AICPA Statement on Auditing Standards No. 1, section 560 “Subsequent Events,” requires the Company to record the liability associated with this settlement as of September 30, 2002, since the event provides additional evidence with respect to conditions that existed as of September 30, 2002 and this evidence became available prior to the issuance of the Company’s quarterly financial statements on Form 10-Q.  The Company will record a pre-tax charge of $3.975 million ($0.035 per diluted share) as of September 30, 2002.  Consolidated Statements of Income for the three months and nine months ended September 30, 2002 are presented on the attached Exhibit 99, which updates the Consolidated Statements of Income filed on Form 8-K on October 22, 2002 in connection with the Company’s third quarter 2002 earnings release.

Item 7. Financial Statements and Exhibits

(c) Exhibits

Exhibit 99	Consolidated Statements of Income for the three months and nine months ended September 30, 2002 (unaudited)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERTEGY INC.

By:	/s/ Michael T. Vollkommer
Date: November 12, 2002	Michael T. Vollkommer Corporate Vice President and Chief Financial Officer

EXHIBIT INDEX

The following Exhibit is being filed with this Report.

Exhibit No.	Description
99	Consolidated Statements of Income for the three months and nine months ended September 30, 2002 (unaudited)